EXHIBIT 99.1

Media Relations Contact: Jenny Fouracre jenny.fouracre@dominos.com

Domino’s® Introduces a New Way to Order Using Uber Eats Marketplace

Unprecedented global agreement provides new ordering option for customers, with deliveries handled by Domino’s delivery experts

ANN ARBOR, Mich., July 12, 2023 – Domino’s Pizza Inc. (NYSE: DPZ), the largest pizza company in the world, has entered into a new global agreement with Uber (NYSE:UBER). The agreement allows U.S. customers to order Domino’s products through the Uber Eats and Postmates apps with delivery by the trained delivery experts of Domino’s and its franchisees – an experience that customers have come to rely on for more than 60 years. The initial U.S. rollout of the agreement will begin this fall in four pilot markets, with ordering on the Uber Eats and Postmates apps anticipated to be enabled across the country by the end of 2023.

“Domino’s has a history of successfully entering new marketplaces,” said Domino’s CEO Russell Weiner. “We are the leader in the delivery and carryout pizza marketplaces in the U.S. In addition, Domino’s sells more food on its digital platform than any pizza company in America. Now that aggregators are at scale, the next logical marketplace for us to enter is order aggregation. Our research in the U.S. and learnings from 13 of our international markets has shown us that taking orders using the Uber Eats Marketplace provides access for Domino’s and its franchisees to a new segment of customers and what we believe will be a meaningful amount of incremental delivery orders once it’s widely available.”

Deal Could Bring Uber Eats Orders to Two-Thirds of Domino’s Stores Around the World

This unprecedented agreement will also create the opportunity to unify Domino’s international markets under a single master agreement that leverages the global scale of both brands. Domino’s and Uber Eats currently have 27 international markets in common. This agreement has the potential for incremental orders from Uber Eats to 70% of Domino’s stores around the world, including the U.S.

“As the No. 1 pizza company in the world, it is not surprising that Domino’s is a brand people have been asking for on Uber Eats’ global platform,” Weiner said. “Given certain customers only order their delivery from the Uber Eats app, this deal could make Domino’s available to millions of new customers around the world. Domino’s will still be the face our customers see at the door, while Uber will be providing us with adequate data to understand delivery efficiency and incrementality. Meanwhile, Domino’s own e-commerce platform will continue to be the place our customers can go to access our best deals and industry-leading loyalty program.”

Partnership Benefits:

•

Customers in the U.S. using the Uber Eats platform will be able to order delivery from their local Domino’s store menu. Uber Eats will be the exclusive third-party platform for Domino’s in the U.S. until at least 2024.

•	Customers will be able to track their order using Domino’s Tracker® or through the Uber Eats app.

•	Orders placed on the Uber Eats platform will be delivered by uniformed Domino’s drivers.

•	Uber One and Postmates Unlimited members will receive delivery with no charge on their Domino’s orders within the Uber Eats and Postmates platforms.

“Domino’s and Uber both have a sustained track record of leadership in technology and innovation,” said Uber’s CEO Dara Khosrowshahi. “We’re excited to announce this unique partnership with Domino’s globally—both starting as their exclusive third-party marketplace partner in the U.S. and making their menu available to our consumer base around the world—and we look forward to bringing customers the convenience, technology, and experience that are foundational to both of our brands.”

Domino’s international markets that currently do not partner with Uber Eats will begin the assessment process for transitioning this year. Domino’s Master Franchisees currently partnering with Uber outside of the new global contract will be able to transition to the new global agreement before the end of 2023.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 20,000 stores in over 90 markets. Domino’s had global retail sales of over $17.5 billion in 2022, with over $8.7 billion in the U.S. and nearly $8.8 billion internationally. In the first quarter of 2023, Domino’s had global retail sales of over $4.1 billion, with over $2.0 billion in the U.S. and nearly $2.1 billion internationally. Its system is comprised of independent franchise owners who accounted for 99% of Domino’s stores as of the end of the first quarter of 2023. Emphasis on technology innovation helped Domino’s achieve approximately two-thirds of all global retail sales in 2022 from digital channels. In the U.S., Domino’s generated more than 80% of U.S. retail sales in 2022 via digital channels and has developed several innovative ordering platforms, including those for Apple CarPlay, Google Home, Amazon Alexa, Facebook Messenger, and more.

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